Exhibit 10.1

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Series A Convertible Preferred Stock Purchase Agreement (the “Agreement”) is made and entered into as of February 5, 2026, between Functional Brands Inc., a Delaware corporation (the “Company”), and Evergreen Capital Management LLC (the “Seller”). Each of the Company and the Seller is a “party” to this Agreement.

Recitals

Whereas, the Company previously authorized the issuance and sale of its Series A Convertible Preferred Shares (“Series A Preferred”) to certain investors in a private placement transaction;

Whereas, the Seller previously purchased 12,500 shares of Series A Preferred pursuant to a Securities Purchase Agreement, dated as of July 22, 2025, between the Company and the Seller (as amended, the “SPA”); and

Whereas, the Company desires to repurchase and the Seller desires to sell to the Company all of the Series A Preferred shares it holds on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase

Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Seller hereby agrees to sell to the Company, and the Company agrees to purchase from the Seller 12,445 shares of Series A Preferred (the “Shares”), at a purchase price of $50.00 per share for an aggregate amount of $622,250.00 (the “Purchase Price”).

1.1 Closing. The Closing will take place on or before February 5, 2026 or such other date as the parties hereto may agree by electronic exchange of signature pages hereto and payment by the Company by wire transfer of the Purchase Price to the Seller in accordance with written wire transfer payment instructions delivered to the Company by the Seller (the “Closing”).

1.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Seller will deliver to the Company share certificates or transfer agent statements evidencing the Shares, free and clear of all encumbrances, to be purchased at the Closing by the Company against payment of the Purchase Price. Upon consummation of the Closing the Seller shall deliver written instructions to the transfer agent directing it to record the transfer of the Shares to the Company on the transfer agent’s book entry system.

2. Representations and Warranties of the Company

The Company hereby represents and warrants to the Seller as of the date of this Agreement as follows:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions hereof.

2.2 Authorization; Binding Obligations. All corporate action on the part of the Company necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing has been taken. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies.

3. Representations And Warranties of the Seller

The Seller hereby represents and warrants to the Company as follows:

3.1. Requisite Power and Authority. The Seller has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on the Seller’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and as limited by general principles of equity that restrict the availability of equitable remedies.

3.2 Holdings and Encumbrances. The Shares constitute all of the shares of Series A Preferred held by the Seller. The Seller holds its interests in the Shares free and clear of all liens, pledges or other encumbrances and the Shares are freely transferable by the Seller without the consent of any third party.

4. Covenant and Release

4.1 The parties hereto each hereby agree, that effective as of the Closing, to release the other party from any and all claims, losses, damages, liquidated or otherwise, dividends, accrued or accruing in respect of or arising out of or related to the SPA, the Series A Preferred or the Certificate of Designations, Preferences and Rights for the Series A Preferred.

5. Registration of Common Stock

5.1. The Company hereby agrees to cause to be filed with the United Staes Securities and Exchange Commission a Registration Statement on Form S-1 covering the resale of up to 171,000 shares of the Company’s common stock held by the Seller within ninety (90) days of the date of this Agreement and to use reasonable business efforts to cause such Registration Statement to become effective as soon thereafter as is reasonably practicable.

6. Miscellaneous

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

6.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.4 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution and delivery of this Agreement and the Shares.

[SIGNATURES APPEAR ON THE NEXT PAGE]

The parties hereto have executed the Series A Convertible Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

FUNCTIONAL BRANDS INC.

By:	/s/ Eric Gripentrog
Eric Gripentrog
Chief Executive Officer

EVERGREEN CAPITAL MANAGEMENT LLC

By:	/s/ Jeffrey Pazdro
Title:	Manager

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